Exhibit 10.57

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

Michigan Electric Transmission Company, LLC	)
and	)	Docket Nos.	ER06-56-002
Midwest Independent Transmission System	)		ER06-56-000
Operator, Inc.	)

SETTLEMENT AGREEMENT
(JANUARY 19, 2007)

This Settlement Agreement, together with the Attachments and enclosed Explanatory Statement, is submitted by Michigan Electric Transmission Company, LLC (“METC”), on behalf of itself and the Midwest Independent Transmission System Operator, Inc. (“Midwest ISO”), Consumers Energy Company (“Consumers”), the Michigan Public Power Agency (“MPPA”) and Michigan South Central Power Agency (“MSCPA”)   (collectively, “Michigan Agencies”), Wolverine Power Supply Cooperative, Inc. (“Wolverine”), and the International Transmission Company (“ITCTransmission”) (collectively, “Settling Parties”) and constitutes an Offer of Settlement in this proceeding pursuant to Rule 602 of the Federal Energy Regulatory Commission’s (“Commission” or “FERC”) Rules of Practice and Procedure, 18 C.F.R. § 385.602.(9)

(9)                                  The Settling Parties are authorized to state that the Commission Trial Staff (“Staff”) and the Michigan Public Service Commission (“MPSC”) do not oppose the Settlement Agreement.

ARTICLE I

DEFINITIONS

1.1           ADIT Deferral: The amount of $68,101,413 shown on Attachment A to this Settlement Agreement, which METC will reflect in rates pursuant to Article III of this Settlement Agreement.

1.2           Agency Agreements: The agreements entered into between METC and Consumers to establish METC’s responsibilities under certain transmission interconnection and facilities agreements that Consumers did not assign to METC when METC purchased Consumers’ transmission system.

1.3           Commission or FERC: Federal Energy Regulatory Commission.

1.4           Consumers: Consumers Energy Company.

1.5           Effective Date: This term shall have the meaning set forth in Article 10.1 of this Settlement Agreement.

1.6           Final Order: For purposes of this Settlement Agreement, an order issued by the Commission becomes a Final Order on the day after the last day permitted for filing a request for rehearing of the order, when no such request has been filed; or if a request(s) for rehearing is filed, on the day after the Commission issues a substantive order on rehearing.

1.7           ITCTransmission: International Transmission Company.

1.8           Kilovar Service Revenues: The annual megavar charges paid to METC pursuant to the Settlement Agreement and Service Agreements accepted by the Commission in Docket No. ER03-901 or any successor agreements providing for the payment of megavar charges to METC.

1.9           METC: Michigan Electric Transmission Company, LLC.

1.10         METC Attachment O: The formula rate approved for METC under Attachment O to the TEMT.

1.11         Michigan Agencies: The Michigan Public Power Agency and Michigan South Central Power Agency.

1.12         Michigan Joint Zone: A single, joint pricing zone within the Midwest ISO that includes METC, MPPA and Wolverine as approved in Docket No. ER02-2458.

1.13         MidAmerican: MidAmerican Energy Company.

1.14         MPPA: Michigan Public Power Agency, its members, and its or their successors. For purposes of this Settlement Agreement, MPPA is acting for and on behalf of all of its members.

1.15         MPSC: The Michigan Public Service Commission.

1.16         MSCPA: Michigan South Central Power Agency, its members, and its or their successors. For purposes of this Settlement Agreement, MSCPA is acting for and on behalf of all of its members.

1.17         Midwest ISO: The Midwest Independent Transmission System Operator, Inc.

1.18         Participant: Has the meaning set forth in 18 C.F.R. § 385.102(b).

1.19         Party(ies): Has the meaning set forth in 18 C.F.R. § 385.102(c) and includes the Settling Parties, MidAmerican, and MPSC.

1.20         Regulatory Deferral: The amount of $55,000,000 shown on Attachment A to this Settlement Agreement which METC will reflect in rates pursuant to Article III of this Settlement Agreement.

1.21         Settling Parties: The Parties to this Settlement Agreement: Consumers, Michigan Agencies, Wolverine, METC, ITCTransmission, and Midwest ISO.

1.22         Staff: Commission Trial Staff.

1.23         TEMT: Midwest ISO Open Access Transmission and Energy Markets Tariff

1.24         TOOAs: Transmission Ownership and Operating Agreements.

1.25         Wolverine: Wolverine Power Supply Cooperative, Inc.

ARTICLE II

BACKGROUND AND SCOPE OF AGREEMENT

On October 20, 2005, METC and the Midwest ISO filed for (i) approval of METC’s adoption of the formula rate in Attachment O of the TEMT to establish rates for the METC pricing zone in the Midwest ISO, effective January 1, 2006 (“October 20 Filing”) and (ii) approval of METC’s adoption of the Midwest ISO Schedule 1 Service formula rate in the TEMT.

On December 30, 2005, the Commission conditionally accepted the October 20 Filing and established hearing and settlement judge procedures.(10)   In doing so, the Commission set for hearing certain issues raised by the protests relating to the calculation of both METC’s deferrals and Attachment O formula rate. Consequently, the Commission established formal hearing procedures.

Commission approval of this Settlement Agreement in accordance with Article IX will constitute a full and final resolution of all issues in this proceeding that the

(10)                            See Mich. Elec. Transmission Co., LLC and Midwest Indep. Transmission Sys. Operator, Inc., 113 FERC ¶ 61,343 (2005) (“December 30 Order”).    On January 30, 2006, METC, Consumers and the MPSC filed requests for rehearing of the December 30 Order. On August 22, 2006, the Commission issued its order on rehearing, affirming its decision to authorize a 13.38 percent ROE under METC’s Attachment O and to allow METC the recovery of its deferrals in its rates beginning on January 1, 2006. See Mich. Elec. Transmission Co., LLC, 116 FERC ¶ 61,164 (2006). The Commission also granted rehearing and required METC to maintain detailed accounting records associated with its push-down accounting.

Commission ordered be addressed through hearing in the December 30 Order, including all issues that were raised or could have been raised through the hearing process.

ARTICLE III

DEFERRALS

The Regulatory Deferral and the ADIT Deferral shall be amortized and reflected in rates over twenty (20) years as shown in Attachment A to this Settlement Agreement. The Regulatory Deferral and ADIT Deferral balance specified for each Test Year shall be included in rates as a net positive adjustment to rate base for that Test Year. The Regulatory Deferral and ADIT Deferral amortization expense specified for each Test Year shall be included in rates as an addition to expense for the Test Year. If the Commission issues a Final Order approving METC’s request in Docket No. ER07-95, then the respective Projected Test Period deferral balance amounts and the deferral amortization amounts specified in Attachment A will be included for ratemaking purposes as provided in this Article III. If the Commission issues a Final Order rejecting METC’s request in Docket No. ER07-95, then the respective Historic Test Period deferral balance amounts and the deferral amortization amounts specified in Attachment A will be included for ratemaking purposes as provided in this Article III. The Commission’s order approving this Settlement Agreement shall provide all authorization necessary for METC to include the appropriate Test Year deferral balance amounts and deferral amortization amounts shown in Attachment A for ratemaking purposes.

ARTICLE IV

METC’S ATTACHMENT O AND FERC FORM 1

4.1           METC’s Attachment O.

4.1.1                        Wages and Salary (“W&S”) Allocator. METC will only reflect the “Percentage of Transmission Plant included in ISO Rates” (also known as the “TP Allocator”) for “Transmission” (page 4, line 13) and “Other” (page 4, line 15) expenses in its Attachment O W&S Allocator calculation.

4.1.2                        Revenue Credits and Transmission Ownership and Operating Agreement (“TOOA”) Expense Offsets.

4.1.2.1               METC will include the annual revenues received for transmission service under the Antrim Firm Point-to-Point grandfathered agreement, annual revenues under the Agency Agreements and the Kilovar Service Revenues in its Attachment O Revenue Credits calculation.

4.1.2.2               METC will include the amounts received under the TOOAs between METC and MSCPA and MPPA as an offset to expenses.

4.1.3                        Effectiveness. Each of the items in this Article 4.1 will be implemented in the next annual update to the METC Attachment O formula rate, which will be effective either on January 1, 2008 (in the event of Commission acceptance of the revised METC Attachment O implementation in Docket No. ER07-95), or on June 1, 2007 (in the event of Commission rejection of the revised METC Attachment O implementation in Docket No. ER07-95).

4.2           METC’s Form 1.

4.2.1                        Treatment of Fines, Penalties and Payments for Non-Performance Under  a Contract. METC will record all payments for fines, penalties, and payments for non-performance under transmission service contracts to the appropriate FERC account pursuant to the Uniform System of Accounts such that non-recoverable fines, penalties, and payments under transmission service contracts are not included for ratemaking purposes.(11)

4.2.2                      Treatment of Depreciation Expense for General and Transmission Plant. METC will continue to provide the depreciation expense for general and intangible plant accumulated depreciation and depreciation expense separate from the accumulated depreciation and depreciation expense in its FERC Form 1 and in its Attachment O formula rate calculation.

4.2.3                        Reporting of Revenue. METC will report its revenue by Midwest ISO rate schedule. METC will also utilize the FERC Form 1 footnotes as needed to provide additional information about its revenue.

4.2.4                        Effectiveness. Each of the items in this Article 4.2 will be effective for purposes of the first METC FERC Form 1 filing following a Final Order approving this Settlement Agreement without modification or condition.

(11)                            This provision does not include payments where ordinary FERC ratemaking practice would allow recovery. For example, when the Midwest ISO is passing through costs that should be borne by ratepayers for the use of METC's transmission facilities. See Ex. No. S-14 at 10:8-13.

ARTICLE V

SETTLEMENT RATES

The currently effective METC rate of $1.5235/kW/month in the Michigan Joint Zone will remain in effect and be updated in accordance with the implementation of METC Attachment O consistent with Article IV of this Settlement Agreement. Specifically, if the Commission, in Docket No. ER07-95, approves METC’s request to keep the currently effective rate of $1.5235/kW-month in effect through December 31, 2007, the rate will be updated effective January 1, 2008. If, however, the Commission, in Docket No. ER07-95, denies METC’s request to keep the currently effective rate in effect through December 31, 2007, the rate will be updated effective June 1, 2007.

ARTICLE VI

SETTLEMENT PAYMENTS

METC will pay to the customers under the TEMT identified in Attachment B to this Settlement Agreement the amounts shown in Attachment B. These amounts, which in the aggregate shall equal $20 million, will be paid by METC within thirty (30) days of a Final Order approving this Settlement Agreement, including approval of the aggregate and allocated amounts shown in Attachment B without modification or condition. Absent the customers identified in Attachment B providing METC with specific payment information within fifteen (15) days of such Final Order, METC will send such payments to the customers’ last known billing address.

METC’s payment pursuant to this Article VI shall be in lieu of any and all refund and/or refund with interest requirement(s) in this proceeding in connection with METC’s rates in the Michigan Joint Zone under the TEMT in effect on and after January 1, 2006. METC shall have no other refund obligation or liability in Docket No. ER06-56, beyond payment of the amounts specified in this Article VI and Attachment B to this Settlement Agreement.

ARTICLE VII

OTHER PROCEEDINGS

7.1                                 Section 204.         The Parties understand that METC filed an application in Docket No. ES07-15 for Commission approval pursuant to section 204 of the Federal Power Act to issue additional debt in order to effectuate this Settlement Agreement. The Parties will not oppose approval of the application filed by METC in Docket No. ES07-15.

7.2                                 Information Sharing. Nothing in this Settlement Agreement restricts the rights of any Party to take any position in any other proceeding or forum with respect to the adequacy of information that METC (or any other Midwest ISO Transmission Owner) makes available to customers, regulators and/or other stakeholders in connection with use of Attachment O to the TEMT. In particular, this settlement does not affect, and is without prejudice to, such issues pending in FERC Docket No. ER07-95.

ARTICLE VIII

RESERVATIONS

8.1                                 Confidentiality.    The discussions among the Settling Parties that have produced this Settlement Agreement have been conducted in accordance with Rule 602(e) of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602(e). The applicable confidentiality and privilege protections prescribed by Rule 602(e) shall control this Settlement Agreement and all discussions related thereto. In the event that this Settlement Agreement is not approved by a Final

Order of the Commission, the Offer of Settlement and this Settlement Agreement shall not be admissible against any Settling Party in any proceeding for any purpose.

8.2                                 No Precedent. Except with respect to the rights and obligations specifically set forth herein, this Settlement Agreement shall not constitute any precedent or admission that may be applied against any Party for any purpose, and no Party shall be deemed to have approved, accepted, agreed, or consented to any fact, concept, theory, principle, or method related to the justness or reasonableness of any matter, premise, or issue in this proceeding.

ARTICLE IX

COMMISSION REVIEW AND ACCEPTANCE

9.1                                 Commission Acceptance Without Modification or Condition. Except as provided for in Article VII, this Settlement Agreement represents a resolution of all issues that were raised or could have been raised in this proceeding and shall become effective only upon Commission acceptance of all provisions of the Settlement Agreement without modification or condition, including the amounts in Attachment A and the aggregate and allocated amounts shown in Attachment B. In the event that the Commission does not accept the Settlement Agreement in its entirety or imposes modifications or conditions that materially alter its negotiated terms, including the amounts in Attachment A and the aggregate and allocated amounts shown in Attachment B, then the Settlement Agreement shall be deemed withdrawn.

ARTICLE X

EFFECTIVE DATE, WAIVER, HEADINGS, EXECUTION, SUCCESSORS AND ASSIGNS, STANDARD OF REVIEW

10.1                           Effective Date. This Settlement Agreement shall become effective upon the date an order approving the Settlement Agreement without modification or condition as provided in Article IX hereof becomes a Final Order. In the event that this Settlement Agreement is not so approved, no Party shall be bound by the provisions of this Settlement Agreement, and no Party shall be deemed to have waived any rights or positions with respect thereto.

10.2                           Nonseverability. The individual components of this Settlement Agreement are not severable. This Settlement Agreement is expressly conditioned on the Commission’s acceptance of all provisions herein without material modification or condition, as set forth in Article IX hereof. If this Settlement Agreement is not accepted in its entirety, without material modification or condition, it shall be deemed withdrawn unless all Settling Parties agree to all of the required changes or conditions. If the Settlement Agreement is deemed withdrawn, it shall not constitute any part of the record in the captioned proceeding and shall not be used for any other purpose.

10.3                           Waiver. Approval of this Settlement Agreement shall constitute a waiver of any and all      Commission rules and regulations that may be necessary to effectuate the Settlement Agreement in accordance with its terms.

10.4                         Descriptive Headings. The descriptive headings of Articles and other provisions of this    Settlement Agreement have been inserted for convenience or reference only and will not define, modify, restrict, construe or otherwise affect the construction or interpretation of any of the provisions of this Settlement Agreement.

10.5                           Execution in Counterparts.  This Settlement Agreement may be executed in two or more counterparts, all of which will be considered one and the same Settlement Agreement and each of which will be deemed an original.

10.6                           Successors and Assigns.  This Settlement Agreement shall be binding upon, and inure to the benefit of, the Settling Parties and their respective successors and assigns.

10.7                           Amendments and Modifications.  This Settlement Agreement may only be amended by the agreement in writing of all the Settling Parties hereto.  The standard of review for any modifications not agreed to by all the Settling Parties, including any modifications resulting from Commission action sua sponte, shall be the “public interest” standard under the Mobile-Sierra doctrine. The “just and reasonable” standard shall apply to all changes to the Settlement Agreement that are agreed to by all of the Settling Parties.

IN WITNESS THEREOF, the Settling Parties, by their duly authorized agents, have hereunder executed this Settlement Agreement.

MIDWEST INDEPENDENT TRANSMISSION
SYSTEM OPERATOR, INC.

By:	/s/ Lori A. Spence
Lori A. Spence, Deputy General Counsel
Midwest Independent Transmission System
Operator, Inc.

MICHIGAN ELECTRIC TRANSMISSION
COMPANY, LLC

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky, Secretary
Michigan Electric Transmission Company, LLC

CONSUMERS ENERGY COMPANY

By:	/s/ W.E. Garrity

WOLVERINE POWER SUPPLY COOPERATIVE, INC.

By:	/s/ A. Hewitt Rose, III
A. Hewitt Rose, III
Counsel for Wolverine Power Supply Cooperative, Inc.

MICHIGAN PUBLIC POWER AGENCY

By:	/s/ Alan I. Robbins
Alan I. Robbins
Counsel for Michigan Public Power Agency

MICHIGAN SOUTH CENTRAL POWER AGENCY

By:	/s/ Alan I. Robbins
Alan I. Robbins
Counsel for Michigan South Central Power Agency

INTERNATIONAL TRANSMISSION COMPANY

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Vice President and General Counsel
ITCTransmission

ATTACHMENT A

Regulatory Deferral

	Historic Test Period		Projected Test Period
Test Year	Balance	Amortization	Balance	Amortization
2006	$55,000,000	$2,750,000	—	—
2007	$52,250,000	$2,750,000	$55,000,000	$2,750,000
2008	$49,500,000	$2,750,000	$52,250,000	$2,750,000
2009	$46,750,000	$2,750,000	$49,500,000	$2,750,000
2010	$44,000,000	$2,750,000	$46,750,000	$2,750,000
2011	$41,250,000	$2,750,000	$44,000,000	$2,750,000
2012	$38,500,000	$2,750,000	$41,250,000	$2,750,000
2013	$35,750,000	$2,750,000	$38,500,000	$2,750,000
2014	$33,000,000	$2,750,000	$35,750,000	$2,750,000
2015	$30,250,000	$2,750,000	$33,000,000	$2,750,000
2016	$27,500,000	$2,750,000	$30,250,000	$2,750,000
2017	$24,750,000	$2,750,000	$27,500,000	$2,750,000
2018	$22,000,000	$2,750,000	$24,750,000	$2,750,000
2019	$19,250,000	$2,750,000	$22,000,000	$2,750,000
2020	$16,500,000	$2,750,000	$19,250,000	$2,750,000
2021	$13,750,000	$2,750,000	$16,500,000	$2,750,000
2022	$11,000,000	$2,750,000	$13,750,000	$2,750,000
2023	$8,250,000	$2,750,000	$11,000,000	$2,750,000
2024	$5,500,000	$2,750,000	$8,250,000	$2,750,000
2025	$2,750,000	$2,750,000	$5,500,000	$2,750,000
2026	—	—	$2,750,000	$2,750,000

ADIT Deferral

	Historic Test Period		Projected Test Period
Test Year	Balance	Amortization	Balance	Amortization
2004	$68,101,413	$3,405,071	—	—
2005	$64,696,342	$3,405,071	—	—
2006	$61,291,272	$3,405,071	—	—
2007	$57,886,201	$3,405,071	$61,291,272	$3,405,071
2008	$54,481,130	$3,405,071	$57,886,201	$3,405,071
2009	$51,076,060	$3,405,071	$54,481,130	$3,405,071
2010	$47,670,989	$3,405,071	$51,076,060	$3,405,071
2011	$44,265,918	$3,405,071	$47,670,989	$3,405,071
2012	$40,860,848	$3,405,071	$44,265,918	$3,405,071
2013	$37,455,777	$3,405,071	$40,860,848	$3,405,071
2014	$34,050,707	$3,405,071	$37,455,777	$3,405,071
2015	$30,645,636	$3,405,071	$34,050,707	$3,405,071
2016	$27,240,565	$3,405,071	$30,645,636	$3,405,071
2017	$23,835,495	$3,405,071	$27,240,565	$3,405,071
2018	$20,430,424	$3,405,071	$23,835,495	$3,405,071
2019	$17,025,353	$3,405,071	$20,430,424	$3,405,071
2020	$13,620,283	$3,405,071	$17,025,353	$3,405,071
2021	$10,215,212	$3,405,071	$13,620,283	$3,405,071
2022	$6,810,141	$3,405,071	$10,215,212	$3,405,071
2023	$3,405,071	$3,405,071	$6,810,141	$3,405,071
2024	—	—	$3,405,071	$3,405,071

ATTACHMENT B

Allocation of Payments Pursuant to Article VI of
Settlement Agreement (January 19, 2007)
Docket Nos. ER06-56-000 and -002

Consumers	$18,191,534.86
MPPA	$27,848.58	(12)
MSCPA(13)	$0.00
Wolverine	$679,606.39
Holland	$231,568.05
MidAmerican Energy Co.	$858.44
City of Bay City	$113,392.04
City of Eaton Rapids	$40,200.11
City of St. Louis	$17,142.39
City of Portland	$8,572.52
City of Chelsea	$22,395.86
City of Hart	$4,869.82
Wabash Valley Power Assoc.	$40,544.02
Quest Energy	$90,109.12
Wolverine Power Mktg, Inc.	$276,174.58
Constellation NewEnergy	$149,182.02

(12)       Except as otherwise noted in this Attachment B, this payment amount includes MPPA and all its members: Bay City, Charlevoix, Chelsea, Grand Haven, Harbor Springs, Hart, Holland, Lansing, Lowell, Petoskey, Portland, Traverse City, and Zeeland.

(13)       This includes MSCPA and all of its members: Clinton, Coldwater, Hillsdale, Marshall and Union City.

CMS Energy Resource Mgmt.	$3,193,47
Strategic Energy, LLC	$27,853.34
Sempra Energy Solutions	$74,067.07
WPS Energy Services, Inc.	$887.32
Total:	$20,000,000

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